Exhibit 10.41
Schedule of Contracts Substantially Identical to EXHIBIT 10.10 in all Material Respects
The following contracts are substantially identical in all material respects to the contract filed herewith as EXHIBIT 10.40, except as to the identity of the Trust that is the issuer of the variable funding notes that are to be sold pursuant to each such contract, as set forth below:
1.	Note Purchase and Security Agreement dated January 15, 2010, where TOWN CENTER FUNDING I, a statutory trust duly organized under the laws of the State of Delaware, is the “Trust” thereunder (instead of Bluemont Funding I, which is the Trust under EXHIBIT 10.40); and

2.	Note Purchase and Security Agreement dated January 15, 2010, where TOWN HALL FUNDING I, a statutory trust duly organized under the laws of the State of Delaware, is the “Trust” thereunder (instead of Bluemont Funding I, which is the Trust under EXHIBIT 10.40).